Exhibit 5.1

August 26, 2021

Valens Semiconductor Ltd. 8 Hanagar St. POB 7152 Hod Hasharon 4501309, Israel

Re: Valens Semiconductor Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Valens Semiconductor Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-4 (the “Registration Statement”) registering the issuance by the Company of (i) 14,375,000 ordinary shares, no par value (“Ordinary Shares”), of the Company, (ii) 18,160,000 warrants, with each warrant entitling the holder to purchase one-half (1/2) Ordinary Share (the “Warrants”) and (iii) 9,080,000 Ordinary Shares underlying the Warrants (the “Warrant Shares”), in each case to be issued pursuant to the merger (the “Merger”) contemplated by the Business Combination Agreement (“BCA”), dated as of May 25, 2021, by and among PTK, the Company and Valens Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company. This opinion is rendered pursuant to Item 21(a) of Form F-4 promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”), and Items 601(b)(5) and (b)(23) of Regulation S-K promulgated by the United States Securities and Exchange Commission (the “SEC”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as amended, filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) a draft of the amended articles of association of the Company, to be in effect immediately prior to the closing of the Merger (the “Amended Articles”); (iv) resolutions of the board of directors (the “Board”) of the Company and the shareholders of the Company (the “Shareholders”) which have heretofore been approved and relate to the Registration Statement and to the consummation of the transactions contemplated by the BCA and other actions to be taken in connection therewith; (v) the BCA; (vi) the warrant agreement governing the Warrants (the “Warrant Agreement”) and (vii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (A) upon effectiveness of the Merger and the Amended Articles, and upon receipt by the Company of the consideration for the issuance of the Ordinary Shares contemplated under the Merger Agreement, (i) the Ordinary Shares being registered under the Registration Statement, when issued pursuant to the Merger, will be duly validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor pursuant to the terms of the Warrants, in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable and (B) the Warrant Agreement has been duly authorized for execution and delivery by the Company to the extent such execution and delivery are governed by Israeli law.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liability” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Law Offices

Meitar | Law Offices